UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

MGT Capital Investments, Inc.

(Name of Registrant as Specified in Its Charter)

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MGT Capital Investments, Inc.

500 Mamaroneck Avenue, Suite 204

Harrison, NY 10528

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE 2013 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 27, 2013

The following information supplements and amends the proxy statement (the “Proxy Statement”) of MGT Capital Investments, Inc. (“we,” “us,” “our,” the “Company,” or MGT) furnished to shareholders of the Company in connection with the solicitation of proxies by the Board of Directors (the “Board”) of the Company for the 2013 Annual Meeting of Shareholders and any adjournment or postponement thereof (the “Annual Meeting”). Capitalized terms used in this supplement to the Proxy Statement (this “Supplement”) and not otherwise defined have the meaning given to them in the Proxy Statement. This Supplement to the Proxy Statement is being filed with the Securities and Exchange Commission (the “Commission”) and being made available to shareholders on August 23, 2013.

THE PROXY SUPPLEMENT CONTAINS ADDITIONAL INFORMATION AND SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Only shareholders of record as of the close of business on August 5, 2013 are entitled to receive notice of and to vote at the Annual Meeting.

On August 16, 2013, a plaintiffs’ class action law firm distributed a press release claiming the circumstances surrounding the Board’s approval of Proposal 3 were not adequately disclosed in the Proxy Statement. Proposal 3 seeks shareholder approval of an amendment to the Company’s 2012 Stock Incentive Plan (the “Plan”) to increase the amount of shares of common stock that may be issued under the Plan to 1,335,000 shares from 415,000 shares, an increase of 920,000 shares. As disclosed in the Proxy Statement, MGT has 23,000 shares remaining available for issuance under the original 415,000 authorization.

On August 20, 2013, the Company received a letter from the same law firm, ostensibly on behalf of a client who, based on the Company’s records, owned 2,000 shares of MGT common stock as of August 5, 2013. The letter asserted that the alleged inadequate disclosure constitutes a breach of the Board’s fiduciary duties and threatened “to seek a temporary restraining order and/or preliminary injunction to halt the Board’s breaches of its fiduciary duties and the Shareholder Vote.”

The Company’s board of directors was immediately informed about the letter and met on August 23, 2013. The directors discussed the assertions made in the letter with the Company’s regular SEC counsel and retained a separate outside counsel experienced in shareholder rights litigation. Furthermore, we reviewed publicly available documents concerning the law firm and the lawyer who sent us the threat letter and their practices that lead us to believe their motivation is not to benefit the Company or its shareholders, but rather to position itself to demand a legal fee. We remain confident that the disclosures made in the Proxy Statement satisfied all of the Company’s disclosure obligations as a Smaller Reporting Issuer, breached no fiduciary duties, and provided sufficient information to allow shareholders to make an informed judgment concerning each of the proposals contained therein.

We believe that the allegations made by the law firm are frivolous, and purely self-interested, serving no interest whatsoever of the Company or its stockholders.

We hope that by publishing this Supplement, the law firm will be dissuaded from pursuing the litigation threatened by the letter, which would not just be frivolous, but would be costly and distracting to the Company and its stockholders, without any corresponding benefit whatsoever. Neither the Company nor its stockholders will receive any tangible benefit from the disclosures of this Supplement, which we are making in the hope of avoiding frivolous litigation. Nonetheless, we cannot assure stockholders that the law firm will not sue, regardless of what we do. Moreover, based on information and belief concerning the law firm’s practices, the Company expects that the law firm will demand the Company pay it a fee for the “service” it conferred of causing this Supplement to issue. The Company has not made or received any settlement offer, nor initiated any contact with either the law firm or the client of the law firm, and has not paid them any legal fees or other compensation.

Supplemental Disclosure Concerning Proposal 3

The 2012 Plan is designed to provide the Company with a flexible way to compensate our officers, employees, directors, and other constituents, while linking their interests to those of our shareholders by being able to offer them a form of compensation that increases in value when the price of our common stock increases. The Compensation Committee and the Board believe that the ability to provide equity in lieu of, or in addition to, cash compensation is a valuable tool to obtain the services and loyalty of talented individuals in competitive labor markets. Having the ability to offer equity compensation is also important as a way to retain cash, in light of the fact that our current operations do not provide us with positive cash flows and we lack reliable sources for borrowing cash that may become necessary to sustain our long-term operations. The Amendment to the Plan, if approved, will increase the amount of shares that are potentially issuable from 415,000 shares to 1,335,000 shares.

The Compensation Committee approved and recommended that the Board approve the Amendment to the 2012 Plan, which would increase the number of available shares by 920,000, from 415,000 to 1,335,000, based on its analysis that this amount should be sufficient to cover awards for three years. The Board subsequently approved the Amendment to the 2012 Plan, subject to approval by our shareholders. In setting the amount of shares subject to the 2012 Plan, the Compensation Committee and the Board considered the increase in the number of total shares outstanding from the time that the original Plan was adopted in 2012 until the present. At the time of the adoption of the 2012 Plan, the Company had 2,105,185 shares outstanding, thus the Plan represented approximately 20% of our then outstanding stock. The Company currently has 6,353,846 shares outstanding. Thus the additional share request of 920,000 (plus the 23,000 remaining under the original Plan) represents approximately 15% of our currently outstanding common stock. Moreover, taking into account additional shares to be issued upon shareholder approval at the Annual Meeting (relating to the warrant Exchange Shares and the warrant Modification Shares), the Company would have 7,410,989 common shares outstanding, meaning that if all 943,000 remaining shares issuable under the Plan were issued (assuming shareholder approval of Proposal 3), such Plan shares would constitute 13% of total shares outstanding. No commitments have been made to issue any such shares, and any future issuance of shares under the Plan will be made based upon approval of the Compensation Committee and subject to all of the terms of the Plan, a copy of which accompanied the Proxy Statement.

The Company does not have a specific current plan for the use of the proposed shares available for grants, but rather the Compensation Committee in its discretion, from time to time has made, and may in the future recommend and make awards of any size and to any eligible participants deemed appropriate under the circumstances, including awards to executives and directors. In the Proxy Statement, the Company disclosed its historic grants of Plan stock awards to executives and directors. In determining the amount of shares that should be eligible for grant under the Plan, the Board looked to maintain the amount of shares eligible for the Plan to approximately 15% of the Company’s outstanding common stock. Although the amount and timing for future grants is not currently known, in recommending this increase of Plan shares, the Company considered the past grants of stock awards and the prospective timeframe over which the newly approved shares may be granted.

As a Smaller Reporting Issuer under SEC Guidelines, the Company is not required to perform and disclose a Compensation Discussion and Analysis, and it has not made such disclosure, nor has it obtained an independent consultant’s analysis. The board believes such an analysis would be an expensive process for a company of MGT’s size, and would serve no beneficial purpose for MGT or its shareholders. The SEC reporting rules for Smaller Reporting Issuers are designed to factor in costs in determining what disclosure is required.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 3.

The potential dilution is a forward-looking statement within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not fact. These statements involve risks and uncertainties that could cause actual outcomes to differ including those discussed in the Proxy Statement and this Supplement and others described in our Form 10-K for the fiscal year ended December 31, 2012, and in other filings with the Securities and Exchange Commission.